EXHIBIT 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the “Agreement”), effective as of July 1st, 2008, is made and entered into by and between Myriad Entertainment and Resorts, Inc. (“Myriad”), a Delaware corporation, and Robert M. Leahy (“Executive”).

WHEREAS, on or about November 1, 2006, Myriad and Executive entered into that certain Agreement, providing for the terms and conditions of Executive’s employment by Myriad (the “2006 Agreement”); and

WHEREAS, Myriad and Executive wish to amendment certain provisions of the 2006 Agreement.

In consideration of the mutual promises contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Myriad and the Executive intend to be legally bound and agree as follows.

1.

Employment and Agreement Term.

Myriad will employ the Executive under the terms and conditions set forth in this Agreement for an initial term beginning July 1st, 2008 (the “Effective Date”) and ending on July 1st, 2011 (the “Initial Term”). The Agreement shall automatically renew for successive terms of one (1) year (each a “Renewal Term”) unless notice not to renew is furnished by either party at least ninety (90) days prior to expiration of the Initial Term or then current Renewal Term. For purposes hereof, the Initial Term and each Renewal Term are collectively referred to as the “Term.” Notwithstanding anything in this paragraph 1, the Executive’s employment may be terminated at any time in accordance with paragraph 10.

2.

Position.

During the Term, Executive shall serve as Myriad’s Executive Vice President of Finance. The parties acknowledge that Executive presently serves as Executive Vice President of Finance during the Term and for so long as Executive is willing to serve in such capacity. In such capacity, Executive shall perform such duties and responsibilities as are normally related to such position in accordance with Myriad’s by-laws and applicable law, including those services described below (“Services”), and Executive hereby agrees to use his best efforts to provide the Services.  Executive shall comply with the statutes, rules, regulations, and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Myriad’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

3.

Services.

Executive shall have all of the responsibilities of a Executive Vice President of Finance as imposed by Delaware or other applicable law, the certificate of incorporation, as amended,

and the by-laws, as amended, of Myriad. These responsibilities shall include, but shall not be limited to, the following.

3.1

Executive shall be employed as the Myriad’s Executive Vice President of Finance.

3.2

Executive shall report directly to Myriad’s Chief Financial Officer and Chief Executive Officer and Chairman, and shall give his best efforts to Myriad.

3.3

The Executive shall perform all the powers and duties of the office of the Executive Vice President of Finance and in general have overall supervision of the financial operations of the Corporation, including but not limited to the following areas:

3.3.1

Stewardship - through protecting and preserving the assets of Myriad; Accounting, control, risk management and asset preservation is the province of the Executive. The Executive must ensure Myriad complies with financial reporting and control requirements.

3.3.2

Compliance – ensuring organizational compliance with the Sarbanes-Oxley Act and with Generally Accepted Accounting Principles;

3.3.3

Operations – through balancing the capabilities, costs and service levels to fulfill the Finance organization’s responsibilities.

3.3.4

Strategic support – through providing the financial leadership in determining strategic business direction and align financial strategies of Myriad to ensure that the CEO and the Board of Directors provide the best value to Myriad’s shareholders.

3.4

Executive Vice President of Finance shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he may agree with the Chief Executive Officer or as the Board may from time to time determine.

4.

Executive’s Status.

4.1

Hours of Employment. The Executive will be employed on a full-time basis and shall devote such time, efforts, and energy to the performance of his duties under this Agreement as is reasonable and necessary under the circumstances. It shall not be a violation of this agreement to engage in activities for, or serve, such civic, community, charitable, educational, or religious organizations as he may reasonably select, or (b) to serve on other corporate boards of directors or the advisory boards of other businesses, so long as any such engagement or service does not substantially interfere with the Executive’s performance of his duties hereunder.

5.

Conflicts.

Executive represents that, to the best of his knowledge, Executive has no outstanding agreement or obligation that is in conflict with any of his obligations under the Agreement, and Executive agrees to use his best efforts to avoid or minimize any such conflict. Executive agrees not to enter into any agreement or obligation that would create such a conflict, without the approval of Myriad’s Chief Executive Officer. Without limiting the generality of the foregoing, Executive will not, during the Term, engage in any activity that creates an actual conflict of interest with Myriad, regardless of whether such activity is prohibited by Myriad’s conflict of interest guidelines or the Agreement, and Executive agrees to notify Chief Executive Officer before engaging in any activity that creates a potential conflict of interest with Myriad. Specifically, Executive shall not, during the Term, engage in any activity that is in direct competition with Myriad or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any entity that competes directly with Myriad, as reasonably determined by a majority of Myriad’s disinterested Board members, without the approval of the Chief Executive Officer or a majority of Myriad’s Board.

6.

Myriad’s Obligations,

Myriad shall make such efforts as are necessary to cooperate with Executive so that Executive can fulfill his obligations under paragraph 3 above. Myriad shall provide Executive with reasonable access to all books and records of Myriad.

7.

Compensation.

As compensation for the Executive’s services, Myriad hereby agrees to pay the Executive, and the Executive hereby agrees to accept, compensation as follows.

7.1

Base Salary. Myriad will pay to the Executive an initial base salary equal to $225,000 per annum, less applicable withholdings and deductions, payable Bi-weekly. The first payment hereunder shall be due on     . The Executive’s Base Salary may be increased on an annual basis, according to Myriad’s usual merit process, and also may be increased from time to time (but not decreased, other than in connection with a reduction that is part of a general cost reduction affecting at least ninety percent (90%) of the executive officers of Myriad and which does not exceed ten percent (10%) of the Executive’s then current Base Salary in the aggregate when combined with any prior reductions), with the approval of the Board based on relevant circumstances, including an increase in the value in Myriad’s stock or an increase in Myriad’s earnings or profits. Myriad’s obligations to pay Executive his base salary pursuant to this Section 7.1, is contingent upon Myriad securing adequate financing; provided, however, that Executive’s base salary shall accrue until such time as Myriad secures any such adequate financing and such accrual shall be deemed to have commenced starting on July 1, 2008.

7.2

Bonuses.

7.2.1

Annual Bonus Performance Plan. Myriad shall also pay Executive any bonuses earned under Myriad’s Annual Bonus Performance Plan for Directors and Officers (“Annual Bonus Performance Plan”). The Annual Bonus Performance Plan, together with any successor plans of Myriad is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC Code”).

7.2.2

Timing of Bonus Payments. The bonuses owed Executive under paragraphs 7.2.2 and 7.2.3 shall be paid no later than March 15 following the year in which the bonus is earned. The bonus described in paragraph 7.2.3 shall be paid no later than March 15, 2008.

7.3

Stock Option Award.

7.3.1

Stock Option Award. On the date of the signing of this Agreement, the Corporation hereby grants to the executive, an option (the "Option") to purchase from the Corporation 1,750,000 Shares of common stock, at a purchase price of $.15 per Share (the "Exercise Price").  The "Option Period" shall commence on the date hereof and terminate on June 30, 2018.

7.3.2

Right of First Refusal – Sale by Executive. In the event Executive chooses to sell or otherwise liquidate or dispose of all of any part of the common stock issued upon exercise of the option granted under paragraph 7.3.1 at any time prior to that date which is two years after the date the stock was granted (and such sale or disposition is to be made in accordance with applicable securities laws), the following conditions shall apply:

7.3.2.1

Written notice of the Executive’s intent to sell his stock and the number of shares he intends to sell shall be given to the Chief Executive Officer (“Notice of Intent”); and

7.3.2.2

For a period of thirty (30) days following the date of the Notice of Intent, Myriad shall have the right to repurchase the stock at its closing price on the actual date of purchase.

7.3.2.3

The obligations created under this paragraph 7.3.2 shall survive termination of this Agreement.

7.3.3

Right of First Refusal – Termination of Executive. In the event Myriad terminates Executive’s employment for Cause (as defined in paragraph 10.2.2 hereof), and/or in the event Executive voluntarily terminates his employment, Myriad shall have the right, for a period of thirty (30) days following the date of such termination, to repurchase all of the restricted shares granted to Executive under paragraph 7.3.1 on the following conditions:

7.3.3.1

Written notice of Myriad’s intention to repurchase the stock shall be given to Executive within thirty (30) days following the date of Executive’s termination (“Notice to Purchase”);

7.3.3.2

Myriad shall repurchase the shares within thirty (30) days following the Notice to Purchase at their closing price on the date of Executive’s termination; and

7.3.3.3

For purposes of this paragraph 7.3.3, the date of Executive’s termination shall be Executive’s last day of active employment by Myriad.

7.3.3.4

The obligations created under this section 7.3.3 shall survive termination of this Agreement.

7.4

Intentionally Deleted.

7.5

Benefits: During the Term, Executive shall be entitled to benefits as follows.

7.5.1

Medical/Dental/Vision/Disability. Executive shall receive family plan medical, dental, and vision insurance and short-term and long-term disability insurance in accordance with the benefit plans established by Myriad for its senior executives (as may be amended from time to time in Myriad’s sole discretion) to the extent allowed under the terms of such plans and Myriad shall pay all premiums for coverage of Executive and his family under said plans.

7.5.2

Senior Executive Benefits. Executive shall also be eligible to participate in any additional benefit plans generally available to Myriad’s senior executives to the extent allowed by the benefit plans established by Myriad, which may be amended or terminated at any time in Myriad’s sole discretion.

7.5.3

Life Insurance. Myriad shall maintain and pay all premiums on life insurance policies on Executive’s life in the aggregate amount of $500,000. Myriad shall designate the Executive’s estate (or such other individual(s) or entities as may be directed by Executive) as beneficiary with respect to fifty percent (50%) of the death benefits, and Myriad as beneficiary with respect to the remaining fifty percent (50%) of the death benefits.

7.5.4

Automobile. Myriad will pay to Executive on the first day of each month during the Term, a monthly automobile allowance of $800 to help defray the costs associated with Executive’s acquisition (by lease or otherwise) of an automobile and the insurance and maintenance thereof.

7.5.5

Reimbursement of Expenses. Executive is authorized to incur various business expenses customarily incurred by persons holding like positions in connection with the promotion of Myriad’s business and the performance of Executive’s Services. Myriad shall reimburse Executive for all allowable expenses from time-to-time, at Executive’s request, and Executive shall account to Myriad for such expenses. In the event that Executive mistakenly submits and Myriad pays for expenses that are properly classified as a personal expense, Executive agrees to reimburse Myriad for such personal expenses paid on Executive’s behalf.

7.5.6

Relocation Expenses. Myriad agrees to assist the Executive in relocation by paying all reasonable expenses incurred in such relocation inclusive of closing costs.

7.5.7

Housing Expense. Myriad agrees to pay a housing allowance of $2,500 on the first (1st) of each month to the Executive. Myriad agrees to pay all Lessor deposits required upon execution of the housing agreement

8.

Confidential Information.

Except in the performance of his Services hereunder, at no time shall Executive divulge, furnish, or make accessible to any person any information of a confidential or propriety nature, outside of information normally made available to the public (brochures, web-site literature, SEC reports, etc.) obtained by him while serving as Executive Vice President of Finance. Upon the termination of the Agreement, Executive shall return to Myriad all confidential information which exists in written or other physical form and all copies thereof in his possession or under his control, and shall otherwise continue to protect all confidential or proprietary information of Myriad.

9.

Indemnification.

Myriad shall indemnify and defend Executive to the fullest extent authorized in Myriad’s certificate of incorporation, as amended, its by-laws, as amended, and applicable law and shall advance expenses to Executive as provided therein and shall not alter, modify, or amend any provisions of Myriad’s certificate of incorporation or by-laws related to indemnification of officers and directors or the advancement of expenses so as to materially or adversely affect Executive’s rights hereunder without Executive’s prior written consent. Myriad confirms that its certificate of incorporation, as amended, provides for the advancement of expenses to directors and officers with respect to claims covered by section 145 of the General Corporation Law of the State of Delaware, as amended. Myriad will have purchased and shall maintain in full force and effect during the Term, Director’s and Officer’s liability insurance, and Executive shall be entitled to the protection of any insurance policies that Myriad maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Myriad, its subsidiaries, or affiliates. The provisions of this paragraph shall survive the termination of the Agreement.

10.

Termination.

The Executive’s employment with Myriad may terminate as follows:

10.1

Termination By Executive.

10.1.1

Voluntary Termination. During the Term, the Executive may voluntarily terminate his employment upon not less than thirty (30) days written notice to Myriad; provided, that Myriad may accelerate the Executive’s employment termination date to the date on which the Executive gives Myriad notice of termination or on any date between the date of such notice and the termination date stated in such notice. Notwithstanding any such acceleration, Executive shall continue to be paid his Base Salary pursuant to the terms of the Agreement for the full thirty (30) day period following such written notice.

10.1.2

Good Reason Termination. Notwithstanding paragraph 10.1.1, the Executive may terminate his employment for “Good Reason” at any time upon not less than thirty (30) days written notice to Myriad. For this purpose, “Good Reason” shall be deemed to exist if there is a material negative change to Executive in his relationship with Myriad, including (i) a material diminution in the duties, and/or responsibilities, and/ or authority of the Executive, or (i) there is a willful failure or refusal by Myriad to perform any material obligation under the Agreement; or (ii) there is a reduction in the Executive’s Base Salary other than a reduction that is part of a general cost reduction affecting at least ninety percent (90%) of the executive officers of Myriad and which does not exceed ten percent (10%) of the Executive’s then current Base Salary in the aggregate when combined with any such prior reductions. In the case of any alleged event under subsections (i), (ii) hereof, Executive shall provide Myriad with written notice of the grounds for a Good Reason termination, as set forth above, within ninety (90) days of the initial existence of the condition, and Myriad shall have a period of thirty (30) days to cure after receipt of the written notice. In the absence of timely cure, Executive’s employment shall be deemed to terminate at the conclusion of the thirty (30) day cure period. Resignation by Executive following Myriad’s cure or before the expiration of the thirty (30) day cure period shall constitute a voluntary termination and not a termination for Good Reason.

10.2

Termination by Myriad.

10.2.1

Without Cause Termination. Myriad may terminate the Executive’s employment without cause upon not less than thirty (30) days prior written notice to the Executive (other than for Cause as defined in paragraph 10.2.2 below), Executive’s employment under this Agreement shall be deemed terminated by Myriad without Cause under this paragraph 10.2.1.

10.2.2

For Cause Termination. Notwithstanding paragraph 10.2.1, Myriad may terminate the Executive’s employment for “Cause” at any time upon written notice to the Executive. For this purpose, “Cause” shall be deemed to exist if (i) Myriad determines in good faith and following a reasonable investigation that the Executive has committed fraud, theft, or embezzlement from Myriad or any of its affiliates; (ii) the Executive pleads guilty or nolo contendere to or is convicted of any felony or other crime involving moral turpitude, fraud, theft, or embezzlement; or (iii) the Executive willfully fails or refuses to perform any material obligation under the Agreement or to carry out the reasonable directives of the Chief Executive Officer consistent with his duties under paragraph 3, and the Executive fails to cure the same within a period of thirty (30) days after written notice of such failure is provided the Executive by Myriad.

10.2.3

Death/Permanent Disability. The Executive’s employment under this Agreement shall terminate upon the Executive’s death. In addition, the Executive’s employment under this Agreement shall terminate in the event of the Executive’s permanent disability. Permanent disability shall occur if the Executive is unable to perform his duties for a period of three (3) months in any six (6) month period, as determined by a doctor or doctors selected by the Board and Executive, supported by the completion of a medical certification form by such doctor or doctors that outlines the disability and treatment.

11.

Compensation and Benefits Upon Termination.

11.1

Payment Obligations. Upon voluntary termination of the Executive’s employment or termination of the Executive’s employment by Myriad for Cause, not later than thirty (30) days after the date of such termination, Myriad will pay to the Executive the following (collectively, the “Accrued Obligations”): (i) all Base Salary, at the rate then in effect, through the date of the Executive’s termination of active employment; (ii) all bonuses owed under paragraphs 7.2.1, and 7.2.2; (iii) unpaid or unreimbursed expenses owed under paragraphs 7.5.4, 7.5.5, 7.5.6 and 7.5.7; and (iv) all other accrued and vested benefits under any applicable Myriad employee benefit plans in which the Executive participates (which benefits shall be paid at such time or times as set forth in the governing plan or arrangement and any election by the Executive permitted under such governing plan or arrangement, to the extent permitted without penalty under applicable tax law), including any other accrued and unpaid or unreimbursed benefits provided under paragraphs 7.5.1, 7.5.2, or 7.5.3.

11.2

Adjusted Payments – Good Reason Termination by Executive or Termination by Myriad Without Cause. Upon the termination of the Executive’s employment by the Executive for Good Reason or by Myriad without Cause, Myriad will continue to pay Executive his Base Salary through the greater of (i) the balance of the Term and (ii) one (1) year following the date of termination. Said Base Salary will accrue from and after termination and be paid on the next Bi-weekly period established for payment of Executive’s Base Salary, but in all events not prior to the date that is three months after termination. In addition, Myriad will pay to the Executive, not later than thirty (30) days following termination, all Accrued Obligations as well as a pro rata portion of any bonus due under paragraph 7.2.1, based upon the proportionate number of full weeks actually worked during the year in which Executive’s employment was terminated.

11.3

Additional Payments – Termination for Death or Disability. In the event of a termination by Myriad due to the Executive’s death or disability, the Executive or his designated beneficiary or estate, if applicable, shall receive all amounts due pursuant to paragraph 11.1.

11.4

Termination – Medical Benefits – COBRA Rights. Upon the termination of the Executive’s employment for any reason, to the extent that the Executive qualifies at the time and to the extent that such coverage is available to any qualified beneficiary at the time, the Executive will be allowed to elect individual and dependent continuation group health and dental coverage, as provided under Section 4980B(f) of the Internal Revenue Code (“COBRA”), for the maximum COBRA coverage period available, subject to all conditions and limitations (including payment of premiums and cancellation of coverage upon obtaining duplicate coverage or Medicare entitlement). The Executive (or dependents, as applicable) shall be responsible for paying the full cost of the COBRA coverage.

11.5

Miscellaneous. The Agreement shall not be deemed to abridge the pertinent requirements of Delaware law or Myriad’s corporate governing documents. Accordingly, Executive may be removed as Executive Vice President of Finance as provided in Myriad’s certificate of incorporation, as amended, its by-laws, as amended, or applicable law. Similarly, Executive may resign as Executive Vice President of Finance, as provided in Myriad’s Certificate of Incorporation, as amended, its by-laws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from the Agreement or any statements, policies, or practices of Myriad, neither Executive nor Myriad shall be required to provide any advance notice or any reason or cause for termination of Executive’s status as Executive Vice President of Finance, except as provided in Myriad’s certificate of incorporation, as amended, its by-laws, as amended, or applicable law. The removal or resignation of Executive as Executive Vice President of Finance, however, shall not abridge any rights of the parties under this Agreement as a consequence of any such action.

12.

Executive’s Obligations Upon Termination.

12.1

Return of Property. Executive agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer generated materials provided to or prepared by Executive incident to his services belong to Myriad and shall be promptly returned at the request of Myriad.

12.2

Resignation from Office. Upon termination of this Agreement, Executive shall be deemed to have resigned from all offices then held with Myriad. Executive agrees that following any termination of this Agreement, he shall cooperate with Myriad in the winding up or transferring to other directors of any pending work and shall also cooperate with Myriad (to the extent allowed by law, and at Myriad’s expense) in the defense of any action brought by any third party against Myriad that relates to Executive’s Services.

13.

Change in Control Benefits.

13.1

Definition of Change of Control. A “Change of Control” shall mean any of the following events: (i) the dissolution or liquidation of Myriad, (ii) any merger or consolidation of Myriad with one or more corporations where immediately following the close of such transaction, the stockholders of Myriad immediately prior to such transaction do not own at least fifty percent (50%) of Myriad’s (or the surviving or resulting entity’s) outstanding capital stock immediately after such transaction, (iii) a sale of substantially all of the assets of Myriad or fifty percent (50%) or more of the then outstanding shares of capital stock of Myriad to another corporation or entity, or (iv) the election of a Board of Directors, the majority of which is not supported by the management of Myriad.

13.2

Acceleration of Options upon a Change in Control. In the event that (i) Executive’s employment is terminated without Cause at any time following a Change in Control or (ii) Executive resigns for Good Reason at any time following a Change of Control, then all Options issued to Executive in connection with the Agreement and any other options, or shares of restricted stock, or other equity incentives then held by Executive that have not yet vested shall immediately vest. All other terms and conditions set forth in the Options, the Plan, and applicable notices of stock option grant, stock option agreements, and restricted stock agreements, if applicable, shall remain in full force and effect.

14.

Myriad’s Representations.

Myriad represents to Executive that as of the date of execution of the Agreement, and during all times prior to the execution of the Agreement, it has acted, and its business operations have been undertaken, in full compliance with Myriad’s certificate of incorporation, as amended, and its by-laws, as amended, and with the statutes, both state and federal, rules, regulations, and orders of any governmental or quasi governmental authority, that are applicable to Myriad’s business operations.

15.

Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, and assigns, and to Myriad, its successors and assigns. This Agreement contains the entire agreement of the parties with respect to Executive’s service as Executive Vice President of Finance, and this Agreement supersedes all prior agreements or understandings among the parties related to said services. In furtherance of the foregoing, the parties affirm that the agreement dated as of November 1st, 2006 between them is hereby terminated, and that its terms, to the extent they had any prospective application beyond the date of this Agreement, are null and void.

16.

Entire Agreement; Amendment; Waiver

No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

17.

Governing Law.

This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws; and the laws of that state shall govern all of the rights remedies, liabilities, powers, and duties of the parties hereunder. Any legal action or proceeding with respect to the Agreement shall be brought exclusively in the federal or state courts of the State of Delaware, and by execution and delivery of this Agreement, Executive and Myriad irrevocably consent to the jurisdiction of those courts. Executive and Myriad irrevocably waive any objection, including any objection to the venue or based on the grounds of forum non conveniens, that either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any transaction related hereto.

18.

 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally, by registered or certified mail (return receipt requested), postage prepaid, or by overnight courier to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

If to Executive:

Robert M. Leahy

6862 Blue Bay Circle

Lake Worth, Fl 33467

If to Myriad:

Myriad Entertainment and Resorts, Inc.

987 Harris Street

Tunica, Mississippi  38676

Attn: CEO

With a copy to:

Peter Gennuso, Esq.

Gersten Savage LLP

600 Lexington Avenue, 9th Floor

New York, NY 10022

All such notices and communications shall be deemed to been received on the date of personal delivery or delivery by overnight courier, as the case may be.

19.

Miscellaneous.

19.1

Withholdings. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

19.2

Headings. The descriptive headings in the Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of the Agreement. The use of the word “including” shall be by way of example rather than by limitation.

19.3

Counterparts. The Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

19.4

Severability. If any portion of the Agreement is held unenforceable or inoperative for any reason, such portion will not affect any other portion of the Agreement, and the remainder will be as effective as though the ineffective portion had not been contained in the Agreement.

.

19.5

Golden Parachute Excise Tax Gross-Up. If it shall be determined that any payment to the Executive pursuant to the Agreement or any other payment or benefit from Myriad, any affiliate, any shareholder of Myriad, or any other person would require the Executive to pay the excise tax imposed by Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended (the “Code”) on such payment or benefit, Myriad will pay the Executive a Tax Gross-Up Payment (as defined below) with respect to such Excise Tax. “Tax Gross-Up Payment” means an amount payable to the Executive such that, after payment of Taxes (as defined below) on such amount, there remains as balance sufficient to pay the Excise Tax being reimbursed. “Taxes” means the incremental United States federal, state, and local income, excise and other taxes payable by the Executive as a result of the Executive’s receipt of the Tax Gross-Up Payment. All legal and accounting fees (including, without limitation, such reasonable fees incurred by the Executive in retaining counsel and/or other advisors for this purpose) for the determination of the imposition of the Excise Tax, enforcement, the calculation of the Tax Gross-Up Payment, review of such calculations, or related matters shall be paid by Myriad.

19.6

Code Section 409A. It is intended that this Agreement, any amounts payable under the Agreement, and Myriad’s and the Executive’s exercise of authority or discretion under the Agreement shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Executive to the payment of any penalty, interest, or additional tax imposed under Section 409A of the Code. To the extent the Agreement, any operations under the Agreement or any amount payable under the Agreement would trigger any obligation imposed by Code Section 409A and notwithstanding anything in this Agreement to the contrary, this Agreement shall be modified first to avoid such obligation and second, to the extent permitted by the first objective, in such a manner as to preserve the economic benefit of the Agreement for Executive.

19.7

Executive Acknowledgment. Executive acknowledges that Executive has had the opportunity to consult legal counsel concerning the Agreement, that he has read and understands the Agreement, that Executive is fully aware of its legal effect, and that he has entered into it freely based on his own judgment and not on any representations or promises other than those contained in the Agreement.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first written above.

Myriad Entertainment and Resorts, Inc.	Robert M. Leahy

By:
Name:
Title: